Exhibit 99.02

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following tables set forth certain unaudited pro forma condensed consolidated financial information giving effect to Trimble Navigation Limited’s (“Trimble”) acquisition of Tekla Plc (“Tekla”).

The unaudited pro forma condensed combined statements of income for the year ended December 31, 2010, and for the six months ended July 1, 2011 (the “Pro Forma Income Statements”), give effect to Trimble’s acquisition of Tekla, as discussed in Note 3, as if such acquisition had occurred on January 1, 2010, combining the audited results of Trimble and Tekla for the year ended December 31, 2010 and combining the unaudited results of Trimble for the six months ended July 1, 2011 and the unaudited results of Tekla for the six months ended June 30, 2011. The unaudited pro forma condensed combined balance sheet as of July 1, 2011 (the “Pro Forma Balance Sheet”) gives effect to the Tekla acquisition as if it had occurred on July 1, 2011, combining the unaudited balance sheet of Trimble at July 1, 2011 and the unaudited balance sheet of Tekla at June 30, 2011. The Pro Forma Income Statements and the Pro Forma Balance Sheet are hereafter collectively referred to as the “Pro Forma Financial Information”. The Pro Forma Financial Information is unaudited and does not purport to represent what Trimble’s combined results of operations would have been if the Tekla acquisition had occurred on January 1, 2010, or what those results will be for any future periods, or what Trimble’s combined balance sheet would have been if the Tekla acquisition had occurred on July 1, 2011.

The Pro Forma Financial Information is based upon the historical financial statements of Trimble and Tekla and certain adjustments which Trimble believes are reasonable, to give effect of the Tekla acquisition. The pro forma adjustments and Pro Forma Financial Information included herein were prepared using the acquisition method of accounting for the business combination. The pro forma adjustments are based on preliminary estimates and certain assumptions that Trimble believes are reasonable under the circumstances. The fair value amounts assigned to the identifiable assets acquired and liabilities assumed as of July 8, 2011 is considered preliminary and subject to change once Trimble receives certain information it believes is necessary to finalize the actual net tangible and intangible assets of Tekla, as noted in Note 3 to the Pro Forma Financial Information.

The Pro Forma Financial Information has been compiled from the following sources with the following unaudited adjustments:

•

U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) financial information for Trimble has been extracted without adjustments from: (i) Trimble’s audited consolidated statement of income for the year ended December 31, 2010, contained in Trimble’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 1, 2011; and (ii) Trimble’s unaudited consolidated statement of income for the six months ended July 1, 2011, and Trimble’s unaudited consolidated balance sheet as of July 1, 2011, both contained in Trimble’s Quarterly Report on Form 10-Q filed with the SEC on August 9, 2011.

•

International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) financial information for Tekla has been extracted without material adjustment from: (i) Tekla’s audited consolidated statement of income for the year ended December 31, 2010, contained in this Form 8-K/A; and (ii) Tekla’s unaudited consolidated statement of income for the six months ended June 30, 2011, and Tekla’s unaudited consolidated balance sheet as of June 30, 2011, both received from Tekla management. These financial statements were originally prepared using Euro as the reporting currency, and have been translated into U.S. dollars in the Pro Forma Financial Information using the methodology and the exchange rates noted below.

•

Certain adjustments have been made to convert the Tekla’s IFRS financial information to U.S. GAAP and to align Tekla’s accounting policies with Trimble’s U.S. GAAP accounting policies. The basis of these adjustments is explained in the notes to the Pro Forma Financial Information.

Tekla translated its historical financial information into Euros based upon the requirements of IFRS. Based upon its review of Tekla’s historical financial statements and understanding of the differences between U.S. GAAP and IFRS, Trimble is not aware of any further adjustments that it would need to make to Tekla’s historical financial statements relating to foreign currency translation. The pro forma adjustments in the Pro Forma Financial Information have been translated from Euros to U.S. dollars using historic exchanges rates. The average exchange rates applicable to Tekla during the periods presented for the Pro Forma Income Statements and the period end exchange rate for the Pro Forma Balance Sheet are as follows:

		Euro/USD
Year ended December 31, 2010	Average Spot Rate	1.3276
Period ended June 30, 2011	Average Spot Rate	1.4035
June 30, 2011	Period End Spot Rate	1.4390

The Pro Forma Financial Information should be read in conjunction with:

•	the accompanying notes to the Pro Forma Financial Information;

•

the audited consolidated financial statements of Trimble for the year ended December 31, 2010 and the related notes relating thereto, and the unaudited consolidated financial statements of Trimble for the six months ended July 1, 2011 and related notes relating thereto; and

•	the audited consolidated financial statements of Tekla as of and for the year ended December 31, 2010 and the related notes thereto, included in this Form 8-K/A.

•	the unaudited consolidated financial statements of Tekla as of and for the six months ended June 30, 2010 and June 30, 2011 and the related notes thereto, included in this Form 8-K/A.

TRIMBLE NAVIGATION LIMITED

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

YEAR ENDED DECEMBER 31, 2010

(In thousands, except per share amounts)

	Year Ended December 31, 2010		Pro Forma Adjustments		Pro Forma Combined
	Trimble	Tekla (7)
Revenue	$1,293,937	$74,588	$—		$1,368,525
Cost of revenue	648,436	11,129	15,395	(6)(d)	674,960

Gross profit	645,501	63,459	(15,395)		693,565
Operating expenses:
Research and development	150,089	20,769	—		170,858
Sales and marketing	215,127	22,137	—		237,264
General and administrative	118,352	10,671	—		129,023
Restructuring charges	1,592	—	—		1,592
Amortization of purchased intangibles	32,739	128	13,869	(6)(d)	46,736

Total operating expenses	517,899	53,705	13,869		585,473

Operating income (loss)	127,602	9,754	(29,264)		108,092
Non-operating income (expense):
Interest income	1,083	546	—		1,629
Interest expense	(1,752)	(221)	(7,840)	(6)(c)(ii)	(9,813)
Foreign currency transaction gain (loss), net	(836)	598	—		(238)
Income from equity method investments, net	11,795	114	—		11,909
Other income (expense), net	3,195	57	—		3,252

Total non-operating income (expense), net	13,485	1,094	(7,840)		6,739

Income (loss) before taxes	141,087	10,848	(37,104)		114,831
Income tax provision	37,474	2,524	(9,647)	(6)(g)	30,351

Net income (loss)	103,613	8,324	(27,457)		84,480
Less: Net income (expense) attributable to noncontrolling interests	(47)	—	—		(47)

Net income attributable to Trimble Navigation Ltd	$103,660	$8,324	$(27,457)		$84,527

Basic earnings per share	$0.86				$0.70

Shares used in computing basic earnings per share	120,352				120,352

Diluted earnings per share	$0.84				$0.68

Shares used in computing diluted earnings per share	123,798				123,798

TRIMBLE NAVIGATION LIMITED

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

SIX MONTHS ENDED JULY 1, 2011

(In thousands, except per share amounts)

	Six Months Ended		Pro Forma Adjustments		Pro Forma Combined
	July 1, 2011	June 30, 2011
	Trimble	Tekla (7)
Revenue	$791,462	$51,568	$—		$843,030
Cost of revenue	391,198	6,015	7,697	(6)(d)	404,910

Gross profit	400,264	45,553	(7,697)		438,120
Operating expenses:
Research and development	89,524	12,211	—		101,735
Sales and marketing	124,697	12,975	—		137,672
General and administrative	70,628	6,826	(981)	(6)(b)	76,473
Restructuring charges	1,128	—	—		1,128
Amortization of purchased intangibles	19,044	60	6,939	(6)(d)	26,043

Total operating expenses	305,021	32,072	5,958		343,051

Operating income (loss)	95,243	13,481	(13,655)		95,069
Non-operating income (expense):
Interest income	604	398	—		1,002
Interest expense	(1,846)	(167)	(3,920)	(6)(c)(ii)	(5,933)
Foreign currency transaction gain (loss), net	6,802	(615)	(5,646)	(6)(e)	541
Income from equity method investments, net	6,181	12	—		6,193
Other income (expense), net	(504)	53	—		(451)

Total non-operating income (expense), net	11,237	(319)	(9,566)		1,352

Income (loss) before taxes	106,480	13,162	(23,221)		96,421
Income tax provision	13,429	3,355	(6,038)	(6)(g)	10,746

Net income (loss)	93,051	9,807	(17,183)		85,675
Less: Net income (expense) attributable to noncontrolling interests	(331)	—	—		(331)

Net income attributable to Trimble Navigation Ltd	$93,382	$9,807	$(17,183)		$86,006

Basic earnings per share	$0.76				$0.70

Shares used in computing basic earnings per share	122,243				122,243

Diluted earnings per share	$0.74				$0.68

Shares used in computing diluted earnings per share	126,024				126,024

TRIMBLE NAVIGATION LIMITED

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

JULY 1, 2011

(In thousands)

	July 1, 2011	June 30, 2011	Pro Forma Adjustments		Pro Forma Combined
	Trimble	Tekla (7)
ASSETS
Current assets:
Cash and cash equivalents	$249,811	$12,261	$(51,462)	(4), (6)(e)	$210,610
Short-term investments	—	22,016	—		22,016
Accounts receivable	257,176	12,800	—		269,976
Other receivables	27,635	4,886	—		32,521
Inventories, net	216,080	143	—		216,223
Deferred income taxes	35,791	2,488	(2,105)	(6)(a)(iii)	36,174
Other current assets	26,245	2,307	(5,646)	(6)(e)	22,906

Total current assets	812,738	56,901	(59,213)		810,426
Property and equipment, net	53,391	4,315	—		57,706
Goodwill	894,514	204	295,590	(6)(a)(iv)	1,190,308
Other purchased intangible assets, net	230,921	454	208,136	(6)(a)(i)	439,511
Other non-current assets	78,241	2,452	—		80,693

Total assets	$2,069,805	$64,326	$444,513		$2,578,644

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$1,969	$—	$20,000	(4)	$21,969
Accounts payable	87,608	1,333	—		88,941
Accured compensation and benefits	59,640	6,842	—		66,482
Deferred revenue	91,033	18,189	(8,095)	(6)(a)(iii)	101,127
Accrued warranty expense	13,163	—	—		13,163
Other accrued liabilities	39,171	30,290	4,720	(6)(b)	74,181

Total current liabilities	292,584	56,654	16,625		365,863
Non-current portion of long-term debt	125,287	—	380,000	(4)	505,287
Non-current deferred revenue	8,612	—	—		8,612
Deferred income taxes	37,575	93	54,115	(6)(a)(ii), (6)(g)(i)	91,783
Other non-current liabilities	45,745	5,793	—		51,538

Total liabilities	509,803	62,540	450,740		1,023,083
Total Trimble Navigation Ltd. stockholders’ equity	1,541,349	1,786	(8,697)	(6)(f)	1,534,438
Noncontrolling interests	18,653	—	2,470	(3)	21,123

Total equity	1,560,002	1,786	(6,227)		1,555,561

Total liabilities and stockholders’ equity	$2,069,805	$64,326	$444,513		$2,578,644

1.	BASIS OF PREPARATION

The accompanying Pro Forma Income Statements for the year ended December 31, 2010, and for the six months ended July 1, 2011, give effect to Trimble’s acquisition of Tekla, as discussed in Note 3, as if such acquisition had occurred on January 1, 2010, combining the audited results of Trimble and Tekla for the year ended December 31, 2010 and combining the unaudited results of Trimble for the six months ended July 1, 2011 and the unaudited results of Tekla for the six months ended June 30, 2011. The accompanying Pro Forma Balance Sheet as of July 1, 2011 gives effect to the Tekla acquisition as if it had occurred on July 1, 2011, combining the unaudited balance sheet of Trimble at July 1, 2011 and the unaudited balance sheet of Tekla at June 30, 2011. The Pro Forma Financial Information is unaudited and does not purport to represent what Trimble’s consolidated results of operations would have been if the Tekla acquisition had occurred on January 1, 2010, or what those results will be for any future periods, or what Trimble’s consolidated balance sheet would have been if the Tekla acquisition had occurred on July 1, 2011.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Pro Forma Financial Information has been compiled in a manner consistent with the accounting policies adopted by Trimble. Adjustments were made for differences between IFRS and U.S. GAAP, as set out further in Note 7, together with adjustments arising as part of the acquisition accounting. Apart from these adjustments, the accounting policies of Tekla were not deemed to be materially different to those adopted by Trimble.

3.	TEKLA ACQUISITON

On May 9, 2011, Trimble announced its intention to acquire all the shares of Finland- based Tekla Plc for €14.20 per share (net of the additional dividend distributed by Tekla of €18 million, or €0.80 per share, which was paid prior to the completion of the acquisition) in cash representing an aggregate equity purchase price of approximately €319 million, equivalent to $457 million (the ‘Tekla Acquisition’). The shares tendered to Trimble Finland represent approximately 99.46% of the outstanding shares in Tekla. In connection with the closing of the tender offer, Trimble also announced Trimble Finland’s intention to acquire remaining outstanding shares in Tekla not acquired in the tender offer through compulsory redemption proceeding under the Finnish Companies Act, which may take up to approximately 10 months to complete. The 0.54% of Tekla’s shares not yet acquired by Trimble which represents $2.5 million is reflected as noncontrolling interests in the pro forma balance sheet.

The transaction has been accounted for under the acquisition method. The fair value of the purchase consideration, in this instance, all cash, and the related preliminary excess total purchase price over the fair value of net assets acquired is as follows (in thousands):

Total purchase price	$457,387
Book value of net assets acquired	(1,786)
Fair value adjustments	(159,807)

Residual goodwill	$295,794

Except as discussed in note 6 below, the carrying values of assets and liabilities in Tekla’s financial statements are considered to be a reasonable estimate of the fair value of those assets and liabilities.

The amount above are considered preliminary and are subject to change once Trimble receives certain information it believes is necessary to finalize its determination of the fair value of assets acquired and liabilities assumed under the acquisition method. Thus these amounts are subject to refinement, and additional adjustments to record the fair value of all assets acquired and liabilities assumed may be required.

4.	DEBT

The Tekla acquisition was funded through the use of approximately $54.9 million of Trimble’s existing cash, with the remainder funded through a credit facility with a term loan as described below.

On May 6, 2011, Trimble entered into a credit agreement, (the ‘2011 Credit Facility’), with a group of lenders that provides for unsecured credit facilities in the aggregate principal amount of $1.1 billion, comprised of a five-year revolving loan facility of $700.0 million and a five-year $400.0 million term loan facility. Subject to the terms of the 2011 Credit Facility, the revolving loan facility and the term loan facility may be increased by up to $300.0 million in the aggregate. The term loan facility may be drawn on or before the 180th day following the date of the 2011 Credit Facility.

The funds available under the 2011 Credit Facility may be used for general corporate purposes, the financing of certain acquisitions and the payment of transaction fees and expenses related to such acquisitions.

Under the 2011 Credit Facility, Trimble may borrow, repay and reborrow funds under the revolving loan facility until its maturity on May 6, 2016, at which time the revolving facility will terminate, and all outstanding loans, together with all accrued and unpaid interest, must be repaid. Amounts not borrowed under the revolving facility will be subject to a commitment fee, to be paid in arrears on the last day of each fiscal quarter, ranging from 0.20% to 0.40% per annum depending on our leverage ratio as of the most recently ended fiscal quarter. The term loan will be repaid in quarterly installments, with the last quarterly payment to be made at April 1, 2016. On an annualized basis, the amortization of the term loan is as follows: 5%, 5%, 10%, 10%, and 70% for years one through five respectively. The term loan may be prepaid in whole or in part, subject to certain minimum thresholds, without penalty or premium. Amounts repaid or prepaid with respect to the term loan facility may not be reborrowed.

Trimble may borrow funds under the 2011 Credit Facility in U.S. Dollars, Euros or in certain other agreed currencies, and borrowings will bear interest, at Trimble’s option, at either: (i) a floating per annum base rate based on the administrative agent’s prime rate or other agreed-upon rate, depending on the currency borrowed, plus a margin of between 0.25% and 1.25%, depending on the Company’s leverage ratio as of the most recently ended fiscal quarter, or (ii) a reserve-adjusted fixed per annum rate based on LIBOR, EURIBOR, STIBOR (“Stockholm Interbank Offering Rate”) or other agreed-upon rate, depending on the currency borrowed, plus a margin of between 1.25% and 2.25%, depending on Trimble’s leverage ratio as of the most recently ended fiscal quarter. Interest will be paid on the last day of each fiscal quarter with respect to borrowings bearing interest based on a floating rate, or on the last day of an interest period, but at least every three months, with respect to borrowings bearing interest at a fixed rate. Trimble’s obligations under the 2011 Credit Facility are guaranteed by several of its domestic subsidiaries.

Upon closing of the Tekla Acquisition, Trimble drew down $400 million on the term loan facility of the 2011 Credit Facility to fund the majority of the Tekla purchase price.

5.	DEBT ISSUANCE COSTS AND ACQUISITION RELATED COSTS

In conjunction with the Credit Agreement discussed in Note 4, Trimble incurred debt issuance costs associated with the establishment of the loan facility but none were incurred for the specific drawdown to fund the Tekla acquisition.

In conjunction with the Tekla Acquisition, through July 8, 2011, Trimble has incurred certain direct and incremental acquisition-related charges totaling approximately $5.5 million, related primarily to investment banking, legal, accounting and other professional services.

6.	PRO FORMA ADJUSTMENTS

The Pro Forma Financial Information is based upon the historical financial statements of Trimble and Tekla and certain adjustments which Trimble believes are reasonable to give effect to the Tekla Acquisition. These adjustments are based upon currently available information and certain assumptions, and therefore the actual adjustments will likely differ from the pro forma adjustments. The Pro Forma Financial Information included herein was prepared using the acquisition method of accounting for the business combination. As discussed above, the fair value amounts assigned to the identifiable assets acquired and liabilities assumed are considered preliminary at this time. However, Trimble believes that the preliminary determination of fair value of acquired assets and assumed liabilities and other related assumptions utilized in preparing the Pro Forma Financial Information provide a reasonable basis for presenting the pro forma effects of the Tekla Acquisition.

Other than those described below, Trimble believes there are no adjustments, in all material respects, that need to be made to present the Tekla financial information in accordance with U.S. GAAP, and to align Tekla’s historical accounting policies with Trimble’s U.S. GAAP accounting policies.

The adjustments made in preparing the Pro Forma Financial Information are as follows:

(a) Fair Value Acquisition Accounting Adjustments:

For the purposes of the pro forma presentation, the following adjustments were made to reflect our preliminary estimate of the fair value of net assets acquired:

i. The intangible assets with finite lives of Tekla have been increased by approximately $208.1 million to reflect our preliminary estimate of the fair value of acquired intangible assets, including developed technology, in-process R&D, other technology assets, order backlog, customer relationship and trade name assets.

ii. Trimble recorded a net deferred tax liability of $54.1 million related to the fair value of identified intangibles discussed above.

iii. Deferred revenue was reduced by $8.1 million, with a related reduction of $2.1 million to deferred tax assets.

iv. Goodwill, representing the total excess of the total purchase price over the fair value of the net assets acquired, was approximately $295.8 million. These amounts are based on preliminary estimates; the final acquisition cost allocation may differ materially from the preliminary assessment outlined above. Any change to the initial estimates of the fair value of the assets and liabilities will be allocated to goodwill.

(b) Acquisition-Related Costs

As discussed in Note 5, as of July 8, 2011, Trimble incurred approximately $5.5 million of acquisition-related costs. Of these costs, $0.8 million had been incurred by Trimble prior to July 1, 2011 and $4.7 million were incurred subsequent to that date. Tekla also incurred approximately $0.2 million of acquisition-related costs prior to June 30, 2011. The costs incurred prior to July 1, 2011 have been included as an adjustment to the pro forma income statement for the six months ended July 1, 2011 as these costs are considered non-recurring. The costs incurred prior to July 1, 2011 have not been adjusted from the Pro Forma Balance Sheet as these costs have a permanent impact on retained earnings. For the same reason, the costs incurred subsequent to July 1, 2011 of $4.7 million have been charged directly to retained earnings as of July 1, 2011.

(c) Debt

i. Debt Borrowing

As discussed in Note 4, upon closing of the Tekla Acquisition, Trimble borrowed $400 million under the Credit Agreement details. The accompanying Pro Forma Balance Sheet assumes that the total outstanding principal balance related to the term loan was $400 million.

ii. Interest Expense

Adjustments to record pro forma interest expense of $7.8 million and $3.9 million were made for the year ended December 31, 2010 and the six months ended July 1, 2011 respectively, related to the 2011 Credit Facility. The base interest rate on the debt is variable or fixed at Trimble’s option as described in Note 4 above. The total amount of the variable interest rate used for calculating interest expense for the periods presented is assumed to be consistent with the August 2011 all-in interest rate of 1.96%. The sensitivity of interest rate fluctuations to interest expense is illustrated as follows: a 0.125% (12.5 basis points) variance in the interest rate in the Pro Forma Income Statements equates to a variance in interest expense of $0.5 million for the year ended December 31, 2010, and $0.3 million for the six months ended July 1, 2011.

The Pro Forma Income Statements assume: (1) the outstanding principal amount related to the 2011 Credit Facility’s term loan as of January 1, 2010 is $400 million; (2) mandatory quarterly repayments of $5.0 million are reflected over the entire pro forma periods; and (3) there are no optional prepayments of principal on the term loan.

(d) Amortization Expense Related to Acquired Intangible Assets

Acquired finite-lived intangible assets were recorded at their estimated fair value of approximately $208.6 million. The weighted-average useful life of the acquired intangible assets is estimated at 7 years. Adjustments to record estimated amortization expense of $14.0 million and $7.0 million, respectively, were made for the year ended December 31, 2010, and the six months ended July 1, 2011, and were reflected in the Amortization of purchased intangibles line item in the Pro Forma Income Statements, while estimated amortization expense of $15.4 million and $7.7 million, respectively, were made for the year ended December 31, 2010, and the six months ended July 1, 2011, and were reflected in the Cost of revenue line item in the Pro Forma Income Statements.

In addition, adjustments to reverse historical amortization expense of $0.1 million and $0.1 million, respectively, were made for the year ended December 31, 2010 and the six months ended July 1, 2011 related to Tekla acquisition-related intangible assets that existed and were eliminated on the acquisition date, and that were reflected in the Amortization of purchased intangibles line item in the Pro Forma Income Statements.

(e) Foreign currency transaction gain (loss), net

The total purchase price of the Tekla acquisition was payable in Euros. Shortly after Trimble made a public announcement about the intended Tekla share purchase, and to limit its exposure to adverse movements in the Euro to USD exchange rate, Trimble entered into a Euro Zero Cost Collar, which was sold on June 24, 2011 and replaced with a forward contract for the purchase of €319 million on July 5, 2011. Trimble recognized a $5.6 million foreign exchange gain on the forward contract for the six months ended July 1, 2011. Subsequent to July 1, 2011, $2.2 million of foreign exchange loss was recognized resulting from the settlement of the forward contract and the weakening of the Euro to USD. The unrealized foreign exchange gain has been included as an adjustment to the pro forma income statement for the six months ended July 1, 2011 as this gain is considered non-recurring. The gain incurred prior to July 1, 2011 (net of tax) has not been adjusted from the Pro Forma Balance Sheet as it has a permanent impact on retained earnings. For the same reason, the foreign exchange loss incurred subsequent to July 1, 2011 of $2.2 million has been charged directly to retained earnings as of July 1, 2011.

(f) Elimination of Tekla’s Stockholder Equity

An adjustment of $8.7 million to eliminate Tekla’s stockholders’ equity balance of $1.8 million was recorded in the Pro Forma Balance Sheet to record transaction costs accrued of $4.7 million and to record a foreign exchange loss of $2.2 million.

(g) Income Taxes

The following pro forma adjustments related to income taxes were made to the Pro Forma Balance Sheet:

i. Trimble recorded a net deferred tax liability of $56.3 million related to the fair value acquisition accounting adjustments discussed in (6)(a). Trimble also recorded deferred tax asset of $0.1 million related to the reversal of historical intangibles.

ii. Under IFRS, Tekla classified the deferred tax assets and liabilities as non-current. Under U.S. GAAP, deferred taxes are classified between current and non-current portions, consistent with the classification of the underlying assets or liabilities that gave rise to the temporary difference, disclosed separately and presented on a net basis, by tax jurisdiction.

The following pro forma adjustments related to income taxes were made to the Pro Forma Income Statements:

iii. Adjustments to income tax provision have been recorded for the other pro forma adjustments at the statutory rate in effect during the periods for which the Pro Forma Income Statements are presented. In the Pro Forma Income Statement for the year ended December 31, 2010, Tekla is reflecting in its historical financial statements a reduction in total income tax expense of $9.6 million related to the recognition of previously unrecognized deferred tax assets. In the Pro Forma Income Statement for the six months ended July 1 2011, Tekla is reflecting in its historical financial statements a reduction in total income tax expense of $6.0 million related to the recognition of previously unrecognized deferred tax assets.

(h) Earnings per Common Share

Pro forma earnings per common share for the year ended December 31, 2010 and the six months ended July 1, 2011, have been calculated using the same weighted average number of common shares outstanding used by Trimble in its earnings per share calculation.

7.	Reconciliation of Tekla historical condensed consolidated financial statements from IFRS to US GAAP

The historical financial statements of Tekla are prepared in accordance with International Financial Reporting Standards (“IFRS”). IFRS is similar to US GAAP except as shown in the unaudited reconciliation below in thousands:

Condensed consolidated statement of operations:

	For the year ended December 31, 2010					For the six months ended June 30, 2011
	Under IFRS (in Euro)	Under IFRS (in USD)	Adjustments to reconcile to US GAAP (in USD)		Under US GAAP (in USD)	Under IFRS (in Euro)	Under IFRS (in USD)	Adjustments to reconcile to US GAAP (in USD)		Under US GAAP (in USD)
Revenue	57,834	76,780	(2,192	)(a)	74,588	32,456	45,551	6,017	(a)	51,568
Cost of revenue	8,383	11,129	—		11,129	4,286	6,015	—		6,015

Gross profit	49,451	65,651	(2,192)		63,459	28,170	39,536	6,017		45,553
Operating expenses:
Research and development	14,711	19,530	1,239	(b)	20,769	7,845	11,010	1,201	(b)	12,211
Sales and marketing	16,675	22,137	—		22,137	9,245	12,975	—		12,975
General and administrative	8,038	10,671	—		10,671	4,864	6,826	—		6,826
Restructuring charges	—	—	—		—	—	—	—		—
Amortization of purchased intangibles	96	128	—		128	42	60	—		60

Total operating expenses	39,520	52,466	1,239		53,705	21,996	30,871	1,201		32,072

Operating income (loss)	9,931	13,185	(3,431)		9,754	6,174	8,665	4,816		13,481
Total non-operating income (expense), net	824	1,094	—		1,094	(227)	(319)	—		(319)
Income tax provision	2,573	3,416	(892	)(e)	2,524	1,498	2,103	1,252	(e)	3,355

Net income (loss)	8,182	10,863	(2,539)		8,324	4,450	6,243	3,564		9,807

Condensed consolidated balance sheet:

	As of June 30, 2011
	Under IFRS (in Euro)	Under IFRS (in USD)	Adjustments to reconcile to US GAAP (in USD)		Under US GAAP (in USD)
ASSETS
Current assets:
Cash and cash equivalents	8,521	12,261	—		12,261
Short-term investments	15,300	22,016	—		22,016
Accounts receivable	9,268	13,337	(537)	(d)	12,800
Other receivables	3,396	4,886	—		4,886
Inventories, net	99	143	—		143
Deferred income taxes	779	1,121	1,367	(e)	2,488
Other current assets	2,543	3,659	(1,352)	(a)	2,307

Total current assets	39,906	57,423	(522)		56,901
Property and equipment, net	4,792	6,896	(2,581)	(b)	4,315
Goodwill	142	204	—		204
Other purchased intangible assets, net	316	454	—		454
Other non-current assets	1,704	2,452	—		2,452

Total assets	46,860	67,429	(3,103)		64,326

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	—	—	—		—
Accounts payable	926	1,333	—		1,333
Accured compensation and benefits	4,755	6,842	—		6,842
Deferred revenue	12,641	18,189	—		18,189
Accrued warranty expense	—	—	—		—
Other accrued liabilities	21,524	30,971	(681)	(a)	30,290

Total current liabilities	39,845	57,335	(681)		56,654

Non-current portion of long-term debt	—	—	—		—
Non-current deferred revenue	—	—	—		—
Deferred income taxes	64	93	—		93
Other non-current liabilities	25	37	5,756	(c)	5,793
Total liabilities	39,935	57,465	5,075		62,540
Total equity	6,925	9,964	(8,178)	(f)	1,786

Total liabilities and stockholders’ equity	46,860	67,429	(3,103)		64,326

Certain balances were reclassified from the Tekla financial statements so that their presentation would be consistent with Trimble.

Tekla’s reporting currency for its historical financial information is the Euro. The U.S. GAAP financial information has been translated from Euros to U.S. dollars using historic average exchange rates applicable to Tekla during the periods presented for the Pro Forma Income Statements and the period end exchange rate for the Pro Forma Balance Sheet.

(a) Revenue Recognition

To align Tekla’s revenue accounting policy with U.S. GAAP, certain adjustments to revenue of $(2.2) million and $6.0 million were made for the year ended December 31, 2010 and the six months ended June 30, 2011, respectively, while certain adjustments to accrued income of $0.7 million were made as of June 30, 2011.

The following are the adjustments made to the previously reported Tekla results:

i. For certain products, Tekla historically provided customers with details of planned upgrades in advance of the general release of the respective upgrade. Under U.S. GAAP this constitutes an unspecified upgrade, for which vendor specific objective evidence of fair value could not be determined as such upgrades were not sold separately. License sales made to customers between the announcement of the unspecified upgrade and the release date of the upgrade have therefore been deferred until the delivery date of the upgrade and resulted in the recognition of the related revenue in a subsequent financial period.

ii. Historically certain software license customers were provided with extended payment terms and for certain arrangements, in which revenue was recognized upon the delivery of the software license. Revenue has been adjusted to recognize revenue as the payments under such arrangements became due and payable.

iii. Tekla historically accrued for maintenance income in advance of customer renewals, when Tekla determined the customers were expected to renew. Such amounts have been adjusted to recognize revenue only when a signed customer renewal has been obtained and to remove the accrued income from the balance sheet.

iv. In connection with software customization projects using the percentage of completion method of accounting, Tekla presents the unbilled receivables related to amounts due from customers and advance payments received from customers on a gross basis on its balance sheet. These amounts have been adjusted to be presented on a net basis to conform with Trimble’s presentation.

(b) Development Costs

Under IFRS, Tekla capitalized development costs of new products, new product versions and technologies with significant enhancements in accordance with IAS 38, ‘Intangibles’. Trimble’s policy is to expense such costs as incurred. Therefore an adjustment has been made in the U.S. GAAP Balance Sheet of $2.6 million and the U.S. GAAP Income Statements of $1.2 million for the year ended December 31, 2010 and six months ended June 30, 2011, to expense these development costs to Research and Development as incurred.

(c) Pension

To recognize a defined benefit obligation of $5.8 million with regard to the Finnish TyEL benefit program. This adjustment represents a preliminary estimate of the defined benefit obligation and the Company is in the process of conducting an actuarial valuation of the acquired benefit plans to be finalized at a later date and may be materially different from the current estimate. Tekla participates in the TyEL benefit program mandated by the Finnish government. The TyEL includes a retirement pension component and disability coverage component. These benefits are pooled with other employers in Finland, however a portion of the benefits under the plan are required to be funded directly by the Company and are covered by an insurance policy with a third party. Under IAS 19, the Company may treat this plan as an insured plan resulting in defined contribution accounting. Under U.S. GAAP, the Company funded portion of the benefits are required to be treated as a defined benefit plan and the related obligation recognized in the financial statements.

(d) Accounts receivable

To align Tekla’s accounts receivable reserve with Trimble’s accounting policy, an adjustment of $0.5 million was made to the allowance for doubtful accounts

(e) Income taxes

Adjustments to income tax provision have been recorded at the statutory rate in effect during the periods for which the U.S. GAAP income statements are presented. A net deferred tax asset of $2.5 million was recorded related to the adjustments presented on the U.S. GAAP balance sheet. In addition, a $1.1 million valuation allowance was recorded against Tekla’s net operating losses recorded under IFRS.

(f) Equity

The $8.2 million adjustment relates to the impact of the various US GAAP balance sheet adjustments to retained earnings.